EXHIBIT 10.4

Certain identified information (shown as “Omitted”) in this exhibit has been excluded from this exhibit pursuant to Item 607(b)(10) of Regulation S-K since the excluded information is not material and would likely cause competitive harm to the Company if publicly disclosed.

MANUFACTURING SERVICES AND SUPPLY AGREEMENT

This Manufacturing Services and Supply Agreement (“Agreement”) is effective on August 7, 2025 (the “Effective Date”), by and among (Omitted) (“Customer”), and Nanochem Solutions, Inc., a Nevada corporation, with its principal office located at 5350 Donlar Avenue, Peru, Illinois 61354 (“NCS”).

Background

A. (Omitted)

B. (Omitted)

C. NCS acknowledges that Customer is willing to enter this Agreement in connection with the Amendment, and that NCS’s entry into the Amendment is a material inducement for Customer to enter into this Agreement.

D. Customer is engaged in the business of marketing and selling products for human use.

E. NCS is engaged in the business of manufacturing and selling ingredients and inputs for products for human nutrition and use (Omitted).

F. NCS and Customer desire for NCS to be Customer’s non-exclusive supplier for (Omitted) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

ACKNOWLEDGEMENTS; SUPPLY AND PURCHASE OF PRODUCTS

Section 1.01. Scope.

(a) The manufacture, purchase and sale of the products specified on Appendix C (each individually a “Product” and collectively the “Products”) is governed solely by the terms and conditions (i) of this Agreement and (ii) of Customer’s purchase orders that are accepted by NCS in accordance with Section 2.02. Customer’s purchase order terms and conditions shall be those appended to this Agreement as Schedule 1.01.

(b) The manufacture, purchase and sale of any improvement of a Product identified on Appendix C or any new chemical formulations (each individually a “New Product” and collectively the “New Products”) is governed solely by the terms and conditions (i) of this Agreement and (ii) of Customer’s purchase orders that are accepted by NCS. Customer shall provide NCS with the specifications or formulae for the New Products that are necessary to manufacture New Products for delivery to Customer or its designee.

(c) Customer shall provide NCS with the specifications or formulae for the Products or any New Products that are necessary to manufacture the Products or New Products for delivery to Customer or its designee (as such specifications may be designated by Customer from time to time) (the “Specifications”). The Specifications of the Products and New Products are set forth in Appendix C attached hereto and incorporated herein by reference.

(d) With respect to each Product and New Product manufactured and sold by NCS under this Agreement, NCS warrants that:

(i) NCS shall manufacture all Products and New Products in accordance with the Specifications provided by Customer;

(ii) NCS shall manufacture all Products and New Products to a standard consistent with FDA food regulations;

(iii) all such Products and New Products shall comply with all applicable federal, state and local laws, rules, regulations and ordinances related to manufacturing of (Omitted);

(iv) no Product or New Product will be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, (Omitted);

(v) NCS shall provide such services as are necessary for testing Products and New Products for conformity with the Specifications;

(vi) unless otherwise directed by Customer in writing, NCS shall, package, crate, and stamp Products and New Products consistent with industry acceptable shipping requirements to provide (x) adequate protection from damage during transit or storage while in transit, and (y) comply with applicable import-export regulations and requirements necessary for the exportation of Products and New Products into foreign countries;

(vii) NCS shall work with Customer to select and maintain inventory sufficient to enable Customer to meet its requirements, and, where applicable, Customer shall provide NCS with information regarding such requirements;

(viii) NCS is the sole owner of the Product or New Product upon manufacture and shall deliver each Product and New Product to Customer or its designee free from any encumbrances;

(ix) Except with regard to the specifications provided by Customer for the Product and New Products, the manufacture and sale of each Product and New Product by NCS shall not infringe upon the intellectual property rights of any third party; and

(x) designate a project manager to act as NCS’s single point of contact with Customer for the administration of this Agreement.

Section 1.02. Acknowledgements. NCS acknowledges and agrees that all obligations and liabilities of (Omitted) Customer arising out of or related to the Original Agreement have been satisfied in full, and that none of Customer, (Omitted) or their respective affiliates has any outstanding obligations under the Original Agreement.

Section 1.03. Registration of Products; Duty Drawback.

(a) Notwithstanding anything in this Section 1.03 to the contrary, Customer, at its sole expense, will maintain throughout the Term all necessary governmental and statutory permits, licenses, approvals, registrations, including any with the United States Environmental Protection Agency, and certificates for the Products within the countries, states and other territories in which Customer markets, distributes and sells the Products. If the sale of any Product, including any import or export thereof, is banned or restricted by any governmental agency or if permits, licenses, approvals or registrations are denied, cancelled, or suspended at any time during the Term, or if any injunction is issued preventing either party’s performance hereunder, Customer shall immediately notify NCS, and, thereafter, the parties at Customer’s expense shall reasonably cooperate to attempt to remove or remedy same. A ban or restriction, or a denial, cancellation, suspension or injunction, shall not constitute a default under this Agreement. For the avoidance of doubt, NCS, at its sole expense, will maintain any necessary governmental and statutory permits, licenses, approvals, registrations, including any with the United States Environmental Protection Agency, and certificates for the Products within the countries, states and other territories in which Customer markets, distributes and sells the Products, that are needed to perform its obligations under this Agreement.

(b) NCS expects that all Products sold to Customer shall be destined for NAFTA countries and that Tariff Rebates will not be available. Therefore, any tariffs paid directly by NCS shall be included in the cost of materials used for calculation of selling prices to Customer. For the avoidance of doubt, any tariff costs shall be passed through NCS to Customer at cost, with no mark-up, margin, etc.

(c) In the event that Customer resells Product bought from NCS for export outside NAFTA, Tariff Rebates may be available to Customer if applied for by Customer. Any tariff rebate shall inure entirely to the benefit of Customer. NCS shall document tariffs paid directly by NCS in a manner that allows Customer to apply for Tariff Rebates, and provide Customer with any and all records needed by Customer to apply for Tariff Rebates.

Section 1.04. Relationship Manager. For a period not greater than the Term of this Agreement or seven (7) years, George Murray shall remain as NCS’s relationship manager between Customer and NCS.

ARTICLE II

FORECASTS, ORDERS, AND SUPPLY CHAIN

Section 2.01. Customer Forecasts. Customer shall provide quarterly forecasts no less than forty-five (45) days prior to the beginning of each quarter during the term of the Agreement (each, a “Customer Forecast”), specifying the amount of Product and flavor breakdown of the Product for the next quarter. For example, Customer shall provide the Q4 2025 forecast no later than forty-five (45) days prior to October 1, 2025 (i.e., August 2, 2025). The first Customer Forecast shall be provided to NCS following the initial validation run. Customer and NCS acknowledge and agree that: (a) each such Customer Forecast is a good faith estimate of its anticipated orders for Products based on information then available to Customer and that Customer is providing such Customer Forecasts only as an accommodation to NCS; and (b) Customer Forecasts do not constitute a binding order or commitment of any kind by Customer to purchase Products or New Products of a specific quantity. For the avoidance of doubt, nothing in this Section 2.01 shall relieve Customer or NCS of its commitments set forth on Appendix A.

Section 2.02. Purchase Orders.

(a) All purchases of Products and New Products will be initiated by Customer’s issuance of a written purchase order sent by electronic transmission (each, a “Purchase Order”). The Purchase Orders will identify (i) the Products and New Products purchased, (ii) the committed quantity purchased, (iii) the price (which shall be determined in accordance with Appendix A), (iv) the total price for the quantity, including any applicable taxes and other fees, (v) the date(s) by which Customer requires such quantities, and (vi) the delivery point. No other terms set forth on a Purchase Order shall be binding on the parties unless said terms are consistent with this Agreement (including Appendix A) or are expressly accepted by NCS in writing.

(b) NCS shall provide written acknowledgment of receipt of each and every purchase order for New Products received from Customer within five (5) business days and state whether the purchase order is accepted or rejected. For the avoidance of doubt, NCS may only reject a Purchase Order if (i) Customer has failed to pay for Product previously accepted within thirty (30) days of the payment due date or (ii) such Purchase Order is inconsistent with the price or volume terms of the Agreement.

(c) (Omitted) If NCS rejects a Purchase Order other than in accordance with Section 2.02(b), Customer may terminate this Agreement without any further liability to NCS (other than payment for Product already accepted pursuant to this Agreement).

Section 2.03. Shipment; Title to Products; Non-Conforming Product. NCS shall, at Customer’s expense and direction, ship all Products and New Products to Customer or its designee at the location specified in a Purchaser Order, EXW NCS’s manufacturing facility Incoterms® 2020, unless otherwise specified Purchase Order accepted by NCS. Customer shall (a) give NCS written notice of alleged non-conformance with any Specifications within thirty (30) days of receipt of the alleged non-conforming Product at Customer’s or its designee’s facility and (b) establish a time for NCS to inspect such alleged non-conforming Product. In the event Customer notifies NCS of such alleged non-conforming Product and NCS (i) inspects such Product and agrees with the determination it is non-conforming or (ii) declines to inspect such Product, then Customer has the right to reject or revoke acceptance of such non-conforming Product and require correction or replacement thereof (at the sole cost and expense of NCS). In the event NCS inspects such Product and disagrees with the determination that it is non-conforming, the parties may elect to reach an agreement with respect to the treatment of such Product or engage a third party certified to evaluate the Product to determine whether the Product is non-conforming.

Section 2.04. Non-Compete. NCS, individually and on behalf of its parent company, Flexible Solutions International, Inc. (“FSI”) and its affiliates, agrees that, during the term of this Agreement (including any extensions or renewals) none of them will manufacture (Omitted). For the avoidance of doubt, FSI, NCS and their affiliates can manufacture (Omitted).

Section 2.05. Supply Chain. NCS shall order all raw materials, ingredients, services, etc. necessary to make the Products and New Products. NCS covenants and agrees to introduce Customer to each vendor in the supply chain for any Product or New Product. At Customer’s sole election, Customer may negotiate with such vendors or other third party vendors on behalf of NCS’s account for such raw materials, ingredients, services etc. or directly order all such raw materials, ingredients, services, etc. from vendors. In the event Customer directly orders any such raw materials and ingredients, the parties agree that Customer shall sell such raw materials and ingredients to NCS at cost pursuant to Customer’s Purchase Order. NCS covenants and agrees to use best efforts to negotiate with its vendors to provide volume and other discounts based on the combined business of NCS and Customer. NCS shall require all raw materials and ingredient suppliers to provide a completed Certificate of Analysis (“Certificate of Analysis”), which shall accompany all raw materials and ingredients received from such suppliers. NCS shall not use raw materials or ingredients unaccompanied by a completed Certificate of Analysis, until such time a valid Certificate of Analysis is received by NCS. Customer agrees that a valid Certificate of Analysis will serve as a confirmation that the raw materials and ingredients covered by the Certificate of Analysis meet the specifications as provided by Customer and that such raw materials and ingredients are suitable for their intended use.

Section 2.06 Certificate of Analysis and Quality Assurance Protocol.

(a) NCS shall provide a Certificate of Analysis that accompanies all Products and New Products.

(b) NCS shall monitor production and packaging of each of the Products and New Products with NCS’s to ensure a minimum quality level. NCS shall examine samples of each of the Products and New Products prior to and after packaging. In the event that Customer requests NCS to engage in specific quality assurance monitoring, NCS shall implement such requests as set forth in writing. NCS’s testing procedures of inbound raw materials and ingredients, its quality assurance procedures for the manufacture and packaging of the Products. Within ninety (90) days of execution of this Agreement, but in any case at least thirty (30) days prior to the start of packaging the Products and New Products, NCS shall deliver to Customer its proposed quality assurance protocols and operating parameters regarding items like yield rates, rejection of ingredients, etc., whereupon following Customer’s input, changes, and approval in writing, such shall become the protocols and rules as of the date of approval which shall thereafter be subject to amendment by the Parties in writing from time to time.

Section 2.07. Audit; Inspection. NCS will maintain true, accurate, complete and up-to-date written books and records in the normal course of its business with respect to its performance under this Agreement. Upon Customer’s request, NCS hereby agrees to provide Customer a copy of any documentation relating to and produced as a result of any of the provisions set forth in this Agreement including any agency documentation. NCS will grant Customer and its agents reasonable access to and copies of those books and records, including all sale records, ingredient/raw material invoices, and records containing costs and expenses. NCS will keep those books and records for at least three (3) years from the date of the events being documented (or longer if required by applicable law). Upon advance written notice during the Term, Customer or its agent, including any representatives of any applicable agencies or regulatory body, may inspect any NCS facility used in the manufacturing of a Product or New Product for purposes related to this Agreement. NCS will grant Customer reasonable access to all facilities used under this Agreement to audit equipment, facilities, handling procedures, supply chain and other processes; provided that Customer executes all documentation customarily required for access to such facilities. For the avoidance of doubt, NCS shall permit any regulatory agency or other industry group access to all facilities necessary to complete any audits or inspections with respect to the production of the Product or any New Product.

Section 2.08. Staffing. Upon Customer’s request, NCS agrees to hire additional staffing from time to time. Such additional staffing may include (i) a mechanical engineer to the (Omittted) manufacturing equipment and processes related to its performance of its obligations under this Agreement, (ii) a Production Manager dedicated to this program, and (iii) any additional staff required to meet NCS’s obligations under this Agreement.

Section 2.09. Further Assurances. NCS covenants and agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Customer in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

ARTICLE III

TERM

Section 3.01. Term. Unless earlier terminated in accordance with Article VII, this Agreement shall commence as of the Effective Date (“Production Commencement Date”), and shall continue in full force and effect for five (5) years (the “Initial Term”). Thereafter, this Agreement shall automatically renew for one (1) year terms unless terminated by any party for any reason by providing written notice no less than ninety (90) days prior to the end of the then existing term in accordance with Article VII. The Initial Term along with any renewal terms shall herein be referred to as the “Term”.

Section 3.02. Contract Year. The period beginning on the Production Commencement Date and ending the following year on the date immediately prior to Production Commencement Date, and each subsequent one (1)-year period during the Term, shall be referred to herein as a “Contract Year”.

ARTICLE IV

PAYMENTS

Section 4.01. Payments. Unless otherwise provided herein or paid prior to the issuance thereof, each party shall invoice each other party for amounts owed to such party pursuant to the terms of this Agreement. Unless otherwise agreed to in writing by Customer, (i) NCS shall invoice Customer upon shipment of Product from NCS’s facility and (ii) NCS shall ship Product in full truckloads (approximately 16,200 kg of Product). All payments made pursuant to the terms of this Agreement shall be made in United States Dollars to the address for notice for the recipient thereof provided in Article VII, unless otherwise directed to a different address on an invoice.

Section 4.02. Terms; Late Fees. The entire undisputed balance of any invoice sent pursuant to Section 4.01 shall be paid within thirty (30) days of the date of the party’s receipt of such invoice unless a longer time is stated therein. Any undisputed amount not paid within thirty (30) days of the date of invoice shall bear a monthly service charge of three-quarters of a percent (0.75%), from the date when such payment was due until the date of complete payment, which may be prorated for any partial month. For the avoidance of doubt, no monthly service charge shall apply to any invoice amounts in dispute.

Section 4.03. Taxes. NCS and Customer shall each pay all taxes, fees, levies, duties and other payments attributable to such party. NCS will pay those that apply prior to shipment of Product to Customer or its designee from NCS’s facility. Customer shall pay those that are assessed subsequent to shipment from NCS’s facility.

ARTICLE V

INTELLECTUAL PROPERTY MATTERS

Section 5.01. NCS Rights in Product.

(a) NCS and Customer agree that all work done by or on behalf of Customer for or relating to any Product or the commercialization of a Product referenced in Appendix C, which to clarify includes all work done under the Original Agreement, and all intellectual property, inventions, information, materials and work product created in connection with such work (all of the foregoing work. intellectual property, inventions, information, materials and work product, collectively, the “NCS Work Product”) was a “hired to invent” and/or “work for hire” and is the sole and exclusive property of Customer. Upon termination of the Agreement, or earlier upon request by Customer, NCS agrees to deliver all NCS Work Product to Customer and to assist and execute any documents necessary for the transfer or protection of NCS Work Product.

(b) To the extent that any NCS intellectual property, inventions, information, or materials (“NCS Materials”) are contained in or used in making Products or new Products, NCS hereby grants Company a perpetual, irrevocable, royalty-free, fully paid-up, worldwide, non exclusive, sublicensable, transferable right and license to copy, modify, create derivative works based on, publicly perform, publicly display, distribute and use such NCS Materials solely in connection with the Products or New Products.

(c) Further to the above, NCS agrees that i) NCS has no rights in any Product or New Product or any right to commercialize any Product or New Product (or make use of the intellectual property subsisting in any Product or New Product) anywhere in the world, (ii) NCS has not previously assigned, transferred, sold or offered for sale any rights in any Product or any right to commercialize any Product (or make use of the intellectual property subsisting in any Product) anywhere in the world, and (iii) the Product is not otherwise encumbered as a result of any action by NCS.

Section 5.02. Ownership of Information and Inventions. Without limiting the generality of Section 5.01 above, the parties agree that, as among the parties, Customer is the sole and exclusive owner of all rights, title and interest in all work done for or relating to any Product or New Product or the commercialization of any Product or New Product and all intellectual property, inventions, information, materials and work product created in connection with such work, including all inventions conceived and/or reduced to practice by or on behalf of either NCS or Customer and/or their respective affiliates and/or their respective employees, agents or independent contractors in the course of conducting its activities related to any Product or New Product, and including any joint discoveries (all of the foregoing, collectively, the “Customer Inventions”). It is understood and agreed by NCS that Customer shall not have any obligation to account to NCS for profits, to remunerate any other person or entity involved in development, or to obtain any NCS approval to license, assign or otherwise exploit or commercialize any Company Inventions, and NCS hereby waives any right NCS may have under the applicable law of any jurisdiction to require any such approval or accounting.

Section 5.03. General Release. Except as explicity set forth below, NCS, on behalf of itself and all of its predecessors, successors, parents, subsidiaries, affiliated or related entities as well as all current and former owners, members, equity holders, directors, officers, committee members, attorneys, administrators, shareholders, managers supervisors, employees, consultants, representatives, and agents of any of the foregoing (hereinafter the “Releasors”) hereby expressly and unequivocally agrees, and will cause all other Releasors to hereby expressly and unequivocally agree, to release, waive, forever discharge, and covenant not to sue Customer or any of Customers predecessors, successors, assigns, parents, subsidiaries or any affiliated or related entities of any of the foregoing, or any direct or indirect customers, suppliers, importers. manufacturers, distributors of any of the foregoing, or any current or former directors, officers, committee members, attorneys, administrators, shareholders, managers, supervisors, employees, consultants, representatives, or agents of any of the foregoing (hereinafter the “Releasees”) from any and all statutory, common law and other claims that any Releasor had, may have had, has or may have against any Releasee arising out of or relating in any manner to any Product or New Product or the commercialization of any Product or New Product, including the intellectual property subsisting in any Product or New Product. Without limiting the generality of the foregoing, this includes the release of any and all liabilities, demands, claims, liens, causes of action, charges, complaints, grievances, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities of any form whatsoever, whether known or unknown, pending or future, certain or contingent, foreseeable or not foreseeable, which were or could have been raised or asserted by the Releasors against the Releasees related to any Product or New Product, or the commercialization of any Product or New Product, including the intellectual property subsisting in any Product or New Product, including, but not limited to, any claims in law, equity, contract, tort, or any claims under any local ordinance or federal or state statute or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, now or at any time owned or held by any Releasor against any Releasees, prior to the date of execution of this Agreement.

Section 5.04. Ownership of Rights to Use Certain Trademarks. Customer represents that it, or its affiliate, owns all right, title and interest in and to, or has a valid license for, any trademarks it requires NCS to place on products made by NCS.

Section 5.05. Indemnification. Customer shall indemnify, defend, and hold NCS harmless from and against any and all Damages (as hereinafter defined) that are incurred by NCS and arise out of or are based upon, in whole or in part the breach of Section 5.04.

Section 5.06. Damages. “Damages”, as used in this Agreement shall mean any and kinds of all liabilities, damages, losses, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) and any judgments or assessments, fines or penalties incurred by a party, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

ARTICLE VI

WARRANTY; INDEMNIFICATION; INSURANCE REQUIREMENTS

Section 6.01. Product Warranty. NCS warrants that each Product and New Product shall at the time and place of shipment meet the Specifications for such Product and New Product on the then-current label or product data sheet. NCS further warrants that each Product and New Product is free from defects in materials and workmanship at the time and place of shipment and is suitable for the specific purpose stated by Customer. NCS’s warranty with respect to the Specifications related to (Omitted) in any Product or New Product shall survive for thirty (30) days after Customer’s receipt of such Product or New Product. NCS’s warranty with respect to the Specifications other than (Omitted) specifications in any Product or New Product and Product quality shall survive for ninety (90) days after Customer’s receipt of such Product or New Product. For the avoidance of doubt, Customer must only notify NCS of a potential claim within the foregoing time periods, and may pursue such claims following the expiration of such time periods if timely notice is given to NCS.

Section 6.02. NO OTHER WARRANTIES. THE WARRANTIES SET FORTH IN SECTIONS 1.01 AND 6.01 ARE EXCLUSIVE AND IN LIEU OF AND SHALL SUPERSEDE ALL OTHER WARRANTIES OF ANY KIND WITH RESPECT TO THE CONTENT AND PERFORMANCE OF THE PRODUCTS, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, UNDER STATUTE OR ARISING OTHERWISE UNDER LAW, INCLUDING THOSE FROM A COURSE OF DEALING OR USAGE OF TRADE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Section 6.03 Indemnification. NCS shall indemnify, defend and hold harmless Customer and its affiliates, directors, officers, employees, and agents for and against any and all Damages which arise out of or result from (a) any breach of NCS’s warranties in Sections 1.01 or 6.01, (Omitted), (c) any failure to timely produce any Product or New Product in accordance with a Purchase Order, and (d) any breach of the non-compete in Section 2.04 by NCS, FSI or any of their affiliates.

Section 6.04 NCS Insurance Requirements.

(a) NCS will, at its own cost, obtain, and maintain in force, throughout the Term, and for an additional one (1) year following any termination of this Agreement, the policies of insurance currently included on NCS’s Certificate of Liability Insurance which is provided to and approved by Customer and attached hereto as Appendix D. NCS agrees to provide copies of all policies captioned on the approved Certificate of Liability Insurance and all endorsements mutually agreed to by the parties. NCS agrees to obtain product recall liability insurance and errors & omissions insurance as mutually agreed to be the parties. To the extent Customer requests any other additional coverages or policies, NCS agrees to procure such policies and any requested endorsements (to the extent that such policies and requested endorsements are commercially available through insurance markets accessible to USI International Services, LLC). Customer agrees to be responsible for any documented out of pocket costs for such additional insurance and NCS shall include such costs in its overhead calculations. To the extent a requested policy is used for other customers of NCS, in addition to Customer, NCS shall include Customer’s pro-rata share of such costs in its overhead calculations.

(b) Customer’s approval of the existence of NCS’s insurance policies does not relieve or limit any of NCS’s obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated prior to the expiration of the Term, by notice to the other party in accordance with Section 8.07, as follows:

(a) By any party, effective immediately, in the event any other party fails to perform or breaches any of its material obligations under this Agreement and fails to remedy its nonperformance within thirty (30) calendar days after receiving written notice of nonperformance.

(b) (Omitted). Independently, Customer may terminate this Agreement upon thirty (30) days’ written notice to NCS if NCS commits four (4) or more breaches of any representation, warranty, covenant, or other obligation, including but not limited to the failure to deliver conforming Products within NCS’s agreed to delivery timelines made pursuant to this Agreement, within any twelve (12)-month period, even if such breaches are cured as provided herein.

(c) By any party, effective immediately, (i) if any other party should become the subject of any voluntary or involuntary bankruptcy, receivership, or other insolvency proceeding or make an assignment or other arrangement for the benefit of its creditors, (ii) if any law or regulation is adopted or in effect that materially restricts another party’s rights or ability to carry out its obligations under this Agreement, or (iii) if any other party attempts to sell, assign, delegate or transfer any of its rights and obligations under this Agreement without having obtained the prior written consent of all parties.

(d) Notwithstanding anything to the contrary contained herein, Customer or NCS may terminate this Agreement at any time for its convenience upon six (6) months’ prior written notice to the other.

Section 7.02. Consequences of Expiration or Termination. Upon the expiration or earlier termination of this Agreement, all amounts due and payable by a party to the other party pursuant to this Agreement shall become due and payable thirty (30) days from the date of termination, without notice or demand, which is hereby expressly waived by each party. Each party acknowledges and agrees that no party is liable solely by reason of the termination or non-renewal of this Agreement for compensation, reimbursement or damages, including, but not limited to, lost prospective compensation, costs or expenses in marketing or distributing the Products, or lost goodwill.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. Non-Waiver. Except as expressly provided herein, (a) the failure by any party to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any right or privilege in this Agreement conferred, or (b) the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, and this Agreement shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in a writing signed by an authorized representative of the waiving party.

Section 8.02. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 8.03. Amendments. Except as expressly provided herein, the parties may amend this Agreement only by the parties’ written agreement that identifies itself as an amendment to this Agreement.

Section 8.04. Assignment and Delegation. No party shall assign any right nor delegate any performance under this Agreement. All assignments of rights are prohibited, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner; provided, that, a change in control of Customer shall not constitute an assignment of this Agreement or performance hereunder. A purported assignment or purported delegation in violation of this Section is void.

Section 8.05. Successors and Assigns. This Agreement binds and benefits the parties and their respective permitted successors and assigns.

Section 8.06. Force Majeure. No party shall be in default of this Agreement by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any unforeseeable circumstances beyond its respective control, including acts of God, fires, explosions, riots, war or civil disturbance, embargoes and other governmental actions or regulations not target at such party (each a “Force Majeure Event”). For the avoidance of doubt, financial hardship shall not constitute a Force Majeure Event excusing performance under this Agreement. If a Force Majeure Event impacting NCS continues for thirty (30) consecutive days or exists for forty-five (45) days in any twelve-month (12) period, Customer may terminate this Agreement without further liability (other than paying for Product already accepted under this Agreement).

Section 8.07. Notices. A notice or other communication under this Agreement will be deemed to have been received if it is delivered to the address for the recipient in this Section in one of the following methods: (a) if by hand delivery, on the date so delivered; (b) if by nationally recognized overnight private courier, on the first business day following the sender’s delivery of such notice to the courier; (c) if by United States registered or certified mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the United States mail; or (d) if by email, upon confirmation of delivery. All notices shall be addressed as follows:

If to Customer to:

(Omitted)

With a copy (which shall not constitute notice but shall be required for effective notice hereunder) to:

(Omitted)

If to NCS to:

Nanochem Solutions Inc.

Attn: George Murray, Director of Operations

5350 Donlar Avenue, Peru, Illinois 61354

george.murray@nanochems.com

With a copy to:

Cooney Corso & Moynihan, LLC Care of George Murray at NCS

Attn: Jeffery D. Corso

11 Butterfield, Suite 308 Downers Grove, IL 60515

jcorso@ccvmlaw.com

Any party may change its notice address for the purposes of this Agreement by written notice to the other party given in a manner permitted in this Section.

Section 8.08. Severability. If any provision of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential provisions of this Agreement for each party remain legal and enforceable.

Section 8.09. Governing Law. The laws of the state of Delaware, without giving effect to its conflict of law principles, govern all matter arising under and relating to this Agreement, including torts.

Section 8.10. Mandatory Arbitration. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement or a breach thereof (a “Dispute”) will be submitted to a designated and authorized officer, director, manager, principal, agent, consultant, employee, advisor or other authorized representative (a “Representative”) of each of NCS and Customer for discussion and resolution. The resolution of such Representatives will be binding upon the parties; provided, that, if such Representatives are unable to agree on a reasonably satisfactory resolution within ten (10) days from the date of submission, the parties hereby clearly and unmistakably provide for mandatory arbitration of any Dispute, including the determination of the scope or applicability of this Agreement to arbitrate, which shall be determined by arbitration in Maricopa County, Arizona before one arbitrator, and administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures (SARP), which are expressly incorporated herein by this reference (“Governing Rules”). Under the JAMS SARP self-determination rule, the parties further agree that the emergency relief procedures available under the JAMS Comprehensive Rules are deemed added to the Governing Rules. Said rules are available at www.jamsadr.com. The arbitration award or decision (an “Award”) will be final, conclusive and binding on both parties hereto and any Award may be entered in any court having jurisdiction. Except where the emergency relief procedures apply, the parties jointly request that, for arbitrator selection, JAMS use a strike and rank procedure and provide a list of no fewer than seven (7) arbitrator candidates, and provide each party with one (1) strike. The parties shall maintain the confidential nature of the arbitration proceeding and any Award, including any hearings, except to the extent necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the arbitration laws of the State of Arizona, and the substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of any federal, state, local, municipal, or other administrative Order, constitution, law, ordinance, regulation, rule, statute, code, or treaty of any jurisdiction other than those of the State of Delaware. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. In any arbitration hereunder, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the issues in the Dispute, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. The parties agree that the arbitration hearing on the merits shall be held on consecutive business days unless otherwise agreed by the parties or ordered by the arbitrator for good cause shown. The evidentiary hearing(s) shall commence not more than one hundred eighty (180) days, and conclude not more than two hundred forty (240) days, from confirmation by JAMS of the arbitrator’s appointment. Upon request of a party and good cause shown, the arbitrator may exercise discretion and apply general rules of joinder and/or consolidation to consolidate or join into one arbitration proceeding more than one Dispute. There shall be no dispositive motions or motions in limine, except as ordered by the arbitrator for good cause shown. This agreement to arbitrate shall survive any termination, expiration, breach, rescission, abandonment or release of this Agreement. A party may serve on any other party a notice of claims, and JAMS may officially communicate with any party, by sending an e-mail to the e-mail address(es) identified as follows: any Customer party (pharrity@storypartners.com) and any NCS party (george.murray@nanochems.com). The foregoing notwithstanding, either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party. By doing so, that party does not waive any right or remedy under this Agreement. The interim or provisional relief is to remain in effect until the Award is rendered or the controversy is resolved. Each party will submit to any court of competent jurisdiction for purposes of the enforcement of any Award.

Section 8.11. Entire Agreement. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT (A) IT IS A SOPHISTICATED BUSINESS PERSON THAT HAS BEEN REPRESENTED BY COUNSEL DURING THE NEGOTIATIONS OF THIS AGREEMENT AND (B) IT HAS READ THIS AGREEMENT, FULLY UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS. Each of the Parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever, and acknowledges that the Party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty, that is not expressly contained herein. This Agreement, including any schedules and appendices to this Agreement, constitutes the final, exclusive agreement between the parties on the matters contained in this Agreement. All earlier and contemporaneous negotiations and agreements between the parties on the matters contained this Agreement, whether oral or in writing, are expressly merged into and superseded by this Agreement.

Section 8.12. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which is an original, and all of which constitute only one agreement between the parties.

[SIGNATURES ON FOLLOWING PAGE]

To evidence the parties’ agreement to this Agreement, each party has executed and delivered it on the date indicated under that party’s signature line to be effective on the Effective Date.

CUSTOMER:

(Omitted)

NCS:

NANOCHEM SOLUTIONS INC.

By:	/s/ Daniel B. O’Brien
Name:	Daniel B. O’Brien
Title:	President and Chief Executive Officer

APPENDIX A

(Omitted)

APPENDIX B

(Omitted)

APPENDIX C

(Omitted)

APPENDIX D

(Omitted)